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                                                                    EXHIBIT 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 to be filed on or about September 22, 2004 and related Prospectus of KB Home for the registration of $350,000,000 of its 6 3/8% Senior Notes due 2011 and to the incorporation by reference therein of our report dated December 17, 2003, with respect to the consolidated financial statements of KB Home included in its Annual Report on Form 10-K for the year ended November 30, 2003, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP


Los Angeles, California
September 22, 2004